SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): March 10, 2008
Capstead Mortgage Corporation
(Exact name of registrant as specified in its charter)

MARYLAND	001-08896	75-2027937
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8401 North Central Expressway
Suite 800	75225
Dallas, Texas	(Zip Code)
(Zip code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 874-2323
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
1. RECENT DEVELOPMENTS
          In addition to raising $206 million in new common equity capital during the fourth quarter of 2007 through two underwritten public offerings and our continuous offering program, we completed a third underwritten public offering in February 2008 raising another $127 million of common equity capital. On March 10, 2008 we filed a prospectus supplement to sell up to three million shares of our common stock under our continuous offering program. Shares under this program may be issued by us at our option at any time, typically through open market sales of a limited number of shares on a daily basis, subject to blackout periods associated with the dissemination of our earnings and dividend announcements or other important company-specific news. On March 12, 2008 we raised $976,000, after expenses, from issuing 82,400 shares of our common stock under this program at an average sale price of $12.21 per share. No other sales have been made under this program this year.
          The month of March 2008 has been a tumultuous time for the financial markets characterized by a significant contraction in market liquidity that has had a more pronounced affect on the market for agency-guaranteed mortgage securities than what was experienced last fall. During this timeframe, many market participants reduced holdings of mortgage securities while institutional demand diminished. Additionally, the market absorbed the near-collapse and proposed acquisition of the Bear Stearns Companies, Inc. by JPMorgan Chase & Co. As a result, pricing for short-duration agency-guaranteed mortgage securities that we own has declined from the relatively robust levels seen in January and February. Generally, concerns regarding the contraction in market liquidity for agency-guaranteed mortgage securities have centered on pricing risk, changes in terms of financing via short-term repurchase agreements and, most critically, the potential for adverse changes in the availability of financing to support leveraged portfolios of agency-guaranteed mortgage securities.
          In our view, concerns by market participants, including our lenders, regarding pricing of agency-guaranteed mortgage securities have largely been alleviated during the past week by actions taken by the Federal Reserve to support the mortgage securities market by providing additional financing to both banks and primary broker dealers. Additionally, actions taken by regulators to allow Fannie Mae, Freddie Mac and the Federal Home Loan Banks to expand their holdings of agency-guaranteed mortgage securities have provided further support to the market. These actions, and the participation by the Federal Reserve in the proposed acquisition of Bear Stearns by JPMorgan Chase have largely stalled any momentum toward higher collateral requirements beyond the currently seen levels of 5%. These actions have also improved the prospects for continued availability of financing via short-term repurchase agreements to support leveraged portfolios of agency-guaranteed mortgage securities. As a result, pricing for most agency-guaranteed mortgage securities has begun to recover in recent days.
          Even though conditions have improved recently, we concluded that it would be prudent to lower our leverage through limited asset sales. To this end, we recently sold approximately $760 million principal amount of agency-guaranteed mortgage securities for a modest loss of approximately $1.5 million that will be included in our first quarter earnings. We also terminated a $100 million two-year interest rate swap agreement designated as a hedge for accounting purposes resulting in a $2.9 million loss that will be amortized to earnings over the remaining contractual term of the derivative. These transactions will settle by March 31, 2008 at which time we expect that our portfolio will total approximately $7.3 billion compared to a $7.1 billion portfolio at December 31, 2007. With our available capital resources, including the capital yet to be deployed from our February equity offering and any sales under our continuous offering program, we currently expect to have sufficient liquidity to manage our portfolio at these levels in the coming months, absent any significant decline in financing availability.
          On January 4, February 4, and March 4, 2008 we declared our fixed monthly dividends of $0.105 per Series B preferred share. The January and February dividends were subsequently paid and the March dividend will be paid on March 31, 2008. On March 4, 2008 we declared our fixed quarterly dividend of $0.40 per Series A preferred share also to be paid on March 31, 2008. On March 10, 2008 we declared our quarterly dividend of $0.52 per common share to be paid on April 21, 2008 to common stockholders of record on March 31, 2008.

          The information above is not required to be disclosed by Form 8-K; however, we believe the information to be of importance to our security holders and have elected to make an optional filing of this report under Item 8.01 of Form 8-K. The above information supersedes and replaces, in its entirety, the section entitled “Recent Developments” in our most recent prospectus supplement, filed on March 10, 2008 pursuant to Rule 424(b)(5), in connection with our continuous offering program.
SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2008
CAPSTEAD MORTGAGE CORPORATION
	By:	/s/ Phillip A. Reinsch
Phillip A. Reinsch
Executive Vice President, Chief Financial Officer and Secretary